EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-106060, 333-116233, 333-131248 and 333-125427 and Form S-3 Nos. 333-101499, 333-31142, 333-43066, 333-55370, 333-81432 and 333-131246) of La Jolla Pharmaceutical Company and in the related Prospectuses of our reports dated March 2, 2006, with respect to: (1) the consolidated financial statements of La Jolla Pharmaceutical Company, and (2) La Jolla Pharmaceutical Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California
March 8, 2006